Exhibit 10.20

January 12, 2009

Mr. Francis C. Boyle, Jr.

82 Teeter Rock Road

Trumbull, CT 06611

Dear Frank:

This letter sets forth the terms on which you agree to remain employed by Barnes Group Inc. (the “Company”) through February 28, 2010. If the terms set forth herein are agreeable to you, kindly sign this letter and return it to me. When you return the signed letter to me or, if later, when this letter is ratified by the Compensation and Management Development Committee of the Board of Directors of the Company (the “Committee”), it will become an agreement binding on the Company and you effective as of January 12, 2009. The duplicate copy is for your records.

1. You agree to remain in the full-time employ of the Company through February 28, 2010 and to retire effective March 1, 2010. Effective on January 12, 2009, your position and title will change from Vice President, Controller and Acting Chief Financial Officer to Vice President, Finance and Chief Accounting Officer of the Company, which position you agree to hold until you retire on March 1, 2010. As the Vice President, Finance and Chief Accounting Officer of the Company, you will (a) report to the Senior Vice President, Finance and Chief Financial Officer of the Company, (b) assist in the transition of your former duties and responsibilities as Acting CFO to the Senior Vice President, Finance and Chief Financial Officer of the Company, (c) assist in the transition of duties of Vice President, Controller to such person or persons as may be assigned to that position, (d) continue to be responsible for signing the Company’s Annual Report on SEC Form 10-K and any other applicable filings as the Company’s Principal Accounting Officer, and (e) have such other duties and responsibilities commensurate with the position of Vice President, Finance and Chief Accounting Officer of the Company, as the Senior Vice President, Finance and Chief Financial Officer of the Company may assign to you from time to time.

2. Until May 1, 2009, the Company will continue to pay you salary at the annual rate of $400,000. Effective on May 1, 2009, your salary will revert to its former annual rate of $250,000. You will continue to participate in the Company’s annual incentive program. Your target incentive will remain at 35% of salary with a maximum payout of 105% of salary. However, we will calculate the first four months of your 2009 annual incentive payment based on an annual salary of $400,000, and the balance of the year will be based on an annual salary of $250,000. The payouts to participants are subject to the provisions of the plan, and are scheduled to be paid in late February of the year immediately following the plan year (i.e., payouts for the 2009 plan year are expected to be paid in late February 2010).

3. If you (a) remain in the full-time employ of the Company through February 28, 2010, (b) discharge your duties and responsibilities described above, and (c) retire on March 1, 2010, then the Company will pay you the sum of $315,000 as follows: $91,875 in a single payment on September 2, 2010 and the balance of $223,125 in seventeen (17) equal monthly installments of $13,125, commencing with the month of October, 2010 and ending with the month of February, 2012. Each monthly payment will be paid during the first 15 days of the month, on a date determined by the Company. For purposes of this letter, you will be deemed to “retire” when you have a “separation from service with the employer” within the meaning of Treasury Regulation 1.409A-1(h), where the “employer” means the Company and all corporations and trades or businesses with which the Company would be considered a single employer under Section 414(b) or Section 414(c) of the Internal Revenue Code (as determined in accordance with the first sentence of Treasury Regulation 1.409A-1(h)(3))(“Separation from Service”). For the avoidance of doubt, for purposes of the first sentence of this paragraph you will be deemed to have a Separation from Service on March 1, 2010 if February 28, 2010 is your last day of employment.

4. The Company will not make any payments to you pursuant to paragraph 3 above if you have a Separation from Service for any reason before or after March 1, 2010 (except with the written consent of an authorized officer of the Company given with specific reference to this letter), or if for any reason you fail to perform the duties and responsibilities described above. The only exception is if (a) you have a Separation from Service before March 1, 2010 under circumstances that entitle you to receive benefits under the Executive Separation Pay Plan as amended and restated effective December 31, 2008 (the “Separation Pay Plan”), and (b) you perform the duties and responsibilities described above until such Separation from Service, in which case, in addition to any benefits that are payable to you under the Separation Pay Plan, the Company will pay you the aforementioned sum of $315,000, at the same times and in the same installments it would have paid it if you had remained in the full-time employ of the Company through February 28, 2010 and retired on March 1, 2010 in accordance with the first sentence of paragraph 3 above. Amounts payable pursuant to paragraph 3 above (or the preceding sentence of this paragraph 4) are in addition to any other amounts to which you may be entitled under any compensation or benefit plan of the Company. The payments made pursuant to paragraph 3 above (or this paragraph 4) will not be taken into account in determining your eligibility for or the amount of any other compensation or benefits that may be payable under any compensation or benefit plan or arrangement of the Company or its affiliates, unless (i) the other compensation or benefits in question constitute deferred compensation that is subject to Section 409A of the Internal Revenue Code (the “Code”) or (ii) the plan in question is qualified under Section 401(a) of the Code (a “Qualified Plan”) and in either case (i) and (ii) under such plan or arrangement the payments pursuant to paragraph 3 above (or this paragraph 4) are to be taken into account in determining your eligibility for or the amount of such compensation or benefits. If contrary to the preceding sentence such payments are taken into account in determining your eligibility for or the amount of any other compensation or benefits that are payable to you under any compensation or benefit plan or arrangement of the Company or its affiliates, then you hereby waive any right to the resulting additional compensation or benefits. For the avoidance of doubt, you are not waiving any right to any compensation or benefit that constitutes deferred compensation that is subject to Section 409A of the Code or to any benefits under a Qualified Plan, but you and the Company agree that the payments pursuant to paragraph 3 above (or this paragraph 4) are not taken into account in determining your eligibility for or the amount of any benefits under the Company’s Retirement Benefit Equalization Plan, the Company’s Supplemental Executive Retirement Plan or any Qualified Plan (including without limitation the Company’s Salaried Retirement Income Plan and Retirement Savings Plan).

5. If requested to do so, the Company will provide references and reasonable assistance in connection with your efforts to be appointed to the board of directors of a publicly-traded company. You agree to execute and deliver such instruments, documents, certificates, and affidavits and supply such other information and take such further action as the Company may reasonably require in order to effectuate or document your retirement, your resignation as an officer and from all other positions with Company, and the termination of your employment with the Company.

6. Notwithstanding any provision of this letter to the contrary, at all times during your employment by the Company you will continue to be an employee at will, subject to termination of employment by the Company at any time and for any reason, but subject to the consequences of such termination of employment set forth in this letter and in any compensation and benefit plan of the Company in which you participate, including without limitation the Separation Pay Plan. All amounts payable pursuant to this letter are subject to the withholding of such amounts as the Company may determine it is required to withhold pursuant to the laws or regulations of any jurisdiction, and are subject to such other deductions as may be authorized by you. Your rights to payments under this letter are not subject to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by your creditors or any of your beneficiaries, and any attempt to effectuate any of the foregoing with respect to any of your aforementioned rights shall be null and void and of no force or effect to the fullest extent permitted by law.

7. Any provision of this letter to the contrary notwithstanding, if you are a specified employee within the meaning of Treasury Regulation Section 1.409A-1(i), as determined in accordance with paragraph 8 below (“Specified Employee”) on the date of a Separation from Service, any payment to be paid pursuant to this letter that constitutes deferred compensation that is subject to Section 409A of the Code and that is payable due to a Separation from Service during the six-month period following the Separation from Service shall not be paid before the date that is six months after the date of Separation from Service (or, if earlier, the date of your death) and shall instead be accumulated and paid on the first day of the seventh month following the date of the Separation from Service (or, if earlier, within 14 days after the date of your death), in accordance with Treasury Regulation 1.409A-3(i)(2)(ii). The preceding sentence shall apply to any amount (and only to any amount) to be paid pursuant to this letter to which Code Section 409A(a)(2)(B)(i) (relating to Specified Employees) applies, and shall not apply to any amount if and to the extent that such amount is not subject to Section 409A of the Code as a result of Treasury Regulation 1.409A-1(b)(4) (relating to short-term deferrals) or otherwise.

8. If at any time during the 12-month period ending on any “specified employee identification date”, which shall be December 31, you are in Salary Grade 20 or above or meet the requirements of Code Section 416(i)(1)(A)(ii) or (iii) (applied in accordance with the Treasury Regulations thereunder and disregarding Code Section 416(i)(5)), then you shall be treated as a Specified Employee for purposes of paragraph 7 above for the entire 12-month period beginning on the “specified employee effective date”, which shall be the January 1 that immediately follows such specified employee identification date, unless the Board of Directors of the Company (the “Board”) or the Committee at any time prescribes a different method of identifying service providers who will be subject to the six-month delay required by Section 409A(a)(2)(B)(i) of the Code (the “Six-Month Delay”) in accordance with Treasury Regulation 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Identification Method”) or elects a different specified employee identification date or specified employee effective date or makes any other election that may be made in accordance with Treasury Regulation 1.409A-1(i) or the transition rules and official guidance under Code Section 409A (a “Different Election”), in which case whether you shall be treated as a Specified Employee for purposes of paragraph 7 above shall be determined in accordance with any such Different Identification Method so prescribed and any such Different Election so made by the Board or Committee. You hereby irrevocably (a) consent to any such Different Identification Method that the Board or Committee may prescribe at any time and any such Different Election that the Board or Committee may make at any time for purposes of identifying the service providers who will be subject to the Six-Month Delay with respect to payments under this Agreement, and (b) agree that your consent to any such Different Identification Method or Different Election shall be as effective as if such Different Identification Method or Different Election were fully set forth herein, and (c) waive any right you may have to consent to the Different Identification Method or Different Election in question if for any reason your consent to such Different Identification Method or Different Election is not legally effective.

9. Any payments that may be made pursuant to this letter are intended to qualify for an exclusion from Section 409A of the Code (including without limitation the exclusion for short-term deferrals under Treasury Regulation 1.409A-1(b)(4)), and/or are intended to meet the requirements of Section 409A(a)(2), (3) and (4) of the Code, so that none of the payments that may be made pursuant to this letter will be includible in your federal gross income pursuant to Section 409A(a)(1)(A) of the Code. This letter shall be administered, interpreted and construed to carry out such intentions, and any provision of this letter that cannot be so administered, interpreted and construed shall to that extent be disregarded. However, any provision of this letter to the contrary notwithstanding, the Company does not represent, warrant or guarantee that the payments that may be paid pursuant to this letter will not be includible in your federal gross income pursuant to Section 409A(a)(1)(A) of the Code, nor does the Company make any other representation, warranty or guaranty to you as to the tax consequences of this letter. Your right to any series of payments that are to be paid under this letter and that is eligible to be treated as a right to a series of separate payments under Treasury Regulation 1.409A-2(b)(2)(iii) shall be treated as a right to a series of separate payments for purposes of Section 409A of the Code, including without limitation for purposes of the short-term deferral rule set forth in Treasury Regulation 1.409A-1(b)(4).

10. No provision of this letter may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by you and a duly authorized officer of the Company. Notwithstanding the preceding sentence, the Committee or its duly authorized delegate may unilaterally amend this letter in whole or in part, at any time, in such respects as the Committee or its duly authorized delegate may determine to be necessary, advisable or expedient to plan for, respond to, comply with or reflect Section 409A of the Code, and by signing this letter below you hereby consent to any amendments that the Committee or its duly authorized delegate may make pursuant to this sentence. For the avoidance of doubt, the preceding sentence is not intended to authorize or constitute your consent to any amendment that would constitute a modification or extension of a stock option within the meaning of Treasury Regulation section 1.409A-1(b)(5)(v), and, if and to the extent that, notwithstanding the foregoing, anything therein would be interpreted or construed to authorize or constitute your consent to any such amendment, then to that extent the authorization or consent is hereby rescinded.

11. This letter contains the entire agreement of the parties relating to the subject matter of this letter and supersedes and replaces all prior agreements and understandings with respect to such subject matter, and the parties have made no agreements, representations or warranties relating to the subject matter of this letter which are not set forth herein.

If you understand and agree to all of the provisions of this letter, please sign it where indicated below and return it to me. When you return the signed letter to me or, if later, when the letter is ratified by the Committee, it will become an agreement binding on the Company and you effective as of January 12, 2009.

Very truly yours,

/s/ John R. Arrington
John R. Arrington
Senior Vice President, Human Resources

I understand and agree to all of the foregoing:

/s/ Francis C. Boyle, Jr.
Francis C. Boyle, Jr.

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